Exhibit (d)(6)

Clean Team Confidentiality Agreement

This Clean Team Confidentiality Agreement (the “Agreement”) is entered on July 3, 2024, by and between Vector Group Ltd. (“Vector”) and JT International Holding B.V. (“Acquiror”). Vector and Acquiror are together referred to as the “Parties” and individually as a “Party”.

Acquiror is evaluating a potential transaction with Vector (the “Transaction”). In connection with the Transaction, the Parties recognize that Acquiror will need access to competitively sensitive information of Vector in order to: (a) carry out commercial due diligence to evaluate the Transaction; (b) undertake a preliminary evaluation of regulatory matters, including antitrust approvals; (c) undertake the relevant regulatory processes including (but not limited to) the preparation of submissions to and responding to questions asked by antitrust or other regulatory authorities; and (d) engage in integration planning (the “Designated Matters”). Access to this information will be limited to (i) personnel at Freshfields Bruckhaus Deringer LLP (together with its associated entities, “Freshfields”)1, (ii) other third-party advisors who have been engaged by Acquiror in connection with the Transaction as identified in Exhibit A, and (iii) individual employees of Acquiror or its affiliates identified in Exhibit A hereto; provided that such personnel, third-party advisors and individual employees shall have a justifiable need to know Clean Team Only Information, and shall have no day-to-day responsibilities in, shall not participate in, advise on, or provide consulting services related to sales, pricing, bidding, proposal-making, marketing, production, procurement, product or service innovation, research, development, strategic planning, business development, competitive analysis, salary or wage setting or any other commercially sensitive area with respect to any business lines, products or services of Acquiror or any of its affiliates that compete with or are vertically related to (x) any business lines, products or services of Vector or any of its affiliates or (y) any products or services in which Vector’s or any of its affiliates’ products or services are used (“Competitively Sensitive Activities”) and shall have signed and delivered to Vector a copy of the acknowledgement attached hereto as Exhibit B (each, a “Clean Team Member” and, collectively, the “Clean Team”). New members may be added to Exhibit A with the prior written approval (not to be unreasonably withheld, conditioned or delayed) of Vector’s Legal Contact. Acquiror agrees that it will be responsible for any violation of this Agreement by the Clean Team Members. The purpose of the Clean Team is to collect and analyze data that will be used solely for purposes of the Designated Matters to be undertaken in a manner that is fully consistent with and in compliance with all relevant antitrust and competition laws and regulations.

Vector and Acquiror executed a letter agreement, dated April 8, 2024 (the “Non-Disclosure Agreement”). Capitalized terms used but not defined herein shall have the respective meanings given to them in the Non-Disclosure Agreement.

“Clean Team Only Information” means any information provided by Vector that (a) is designated in writing as competitively sensitive or, if such information is not in writing, otherwise indicated at the time of disclosure to contain competitively sensitive information or (b) is provided in a virtual data room folder marked “Clean Room” or substantially similar words.

1 Freshfields Bruckhaus Deringer LLP’s associated entities are Freshfields Bruckhaus Deringer LLP in the UK, Freshfields Bruckhaus Deringer Ireland LLP in Ireland, Freshfields Bruckhaus Deringer Rechtsanwälte Steuerberater PartG mbB in Germany and Spain, Freshfields Bruckhaus Deringer Rechtsanwälte PartG mbB in Austria, Freshfields Bruckhaus Deringer US LLP in the USA, the Freshfields Bruckhaus Deringer partnership registered in Hong Kong, the Freshfields Bruckhaus Deringer Law Office and Freshfields Bruckhaus Deringer Foreign Law Office in Japan, the Freshfields Bruckhaus Deringer Singapore Pte. Ltd. in Singapore, Studio Legale associato a Freshfields Bruckhaus Deringer in Italy and Freshfields Bruckhaus Deringer WLL in Bahrain.

Acquiror recognizes that Clean Team Only Information constitutes “Evaluation Material” as defined in the Non-Disclosure Agreement and acknowledges that its review is subject to the following terms and conditions:

1.	No Clean Team Member may share, discuss, or otherwise disclose any Clean Team Only Information with or to any other party or any other person (including, but not limited to, any of Acquiror’s personnel who are not Clean Team Members), other than other Clean Team Members who have access to such Clean Team Only Information.

2.	Acquiror shall not allow any Clean Team Member to engage in Competitively Sensitive Activities of Acquiror or any of its affiliates for a period of twelve (12) months from the date such Clean Team Member is provided access to Clean Team Only Information; provided that if Vector and Acquiror consummate the Transaction, all of the obligations hereunder shall terminate effective immediately following the consummation thereof.

3.	Clean Team Members will preserve the confidentiality of and disclose Clean Team Only Information in accordance with the provisions of this Agreement and the Non-Disclosure Agreement.

4.	The Clean Team Members may prepare for Acquiror’s directors, officers, employees and third-party advisors who need to know such information in order to evaluate the Transaction, summaries, compilations, extracts or other information, data or analyses derived, in whole or in part, from Clean Team Only Information (“Reports”) in which Clean Team Only Information has been redacted, aggregated, or otherwise masked in a manner that does not permit persons other than Clean Team Members to derive or infer specific details of Clean Team Only Information. For avoidance of doubt, the Clean Team Only Information contained in any such Report or other written or electronic materials prepared by or for a Clean Team Member remains subject to the terms and conditions of this Agreement, and any Reports thereon shall constitute Evaluation Material pursuant to the terms of the Non-Disclosure Agreement and shall be subject to the Non-Disclosure Agreement in addition to this Agreement. Any such Report prepared by a Party shall be reviewed and approved by Acquiror’s outside antitrust counsel prior to distribution to any individuals other than Clean Team Members.

5.	To the extent that any Clean Team Only Information includes materials subject to the attorney-client privilege, Vector is not waiving, and shall not be deemed to have waived or diminished, its attorney work-product protections, attorney-client privileges or similar protections and privileges as a result of disclosing any Clean Team Only Information (including any such materials or information related to pending or threatened litigation).

6.	Clean Team Only Information shall not include information which: (i) is or becomes available to Acquiror on a non-confidential basis from a source other than Vector or its Representatives, provided that such other source is not known by Acquiror after reasonable inquiry to be bound by contractual, legal, fiduciary or other obligation of confidentiality to Vector or its affiliates or is otherwise prohibited from disclosing the information to Acquiror, (ii) is or becomes generally available to the public (other than as a result of a breach of this Agreement by the Acquiror or any Clean Team Member); or (iii) is independently developed by Acquiror without use of any Clean Team Only Information.

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7.	All Clean Team Only Information will be kept secure and separate from other records, documents, or information, and all Clean Team Only Information (including copies and electronically stored information) will be maintained and used under conditions sufficient to ensure the security of the information and to prevent disclosure to or access by persons other than Clean Team Members (other than as disclosed pursuant to Reports). Any breach, attempted breach or suspected breach of any of these rules will be reported to Vector’s Legal Contact as soon as possible.

8.	Each Party will designate a Legal Contact for the Clean Team (“Legal Contact”). All requests for information, clarification or advice to or from the Clean Team Members will be managed by the Parties’ respective Legal Contacts.

The Legal Contact for Acquiror is:

Christopher Hill

Director – Legal Affairs – BD

JT International S.A.

+41-79-489-3661

christopher.hill@jti.com

With copy to:

Sebastian Fain

Freshfields Bruckhaus Deringer US LLP

+1-212-508-8806

sebastian.fain@freshfields.com

The Legal Contact for Vector is:

Marc N. Bell

Senior Vice President & General Counsel

Vector Group Ltd.

+1-305-579-8018

mbell@vectorgroupltd.com

With copy to:

Alan J. Fishman

Sullivan & Cromwell LLP

+1-212-558-4113

fishmana@sullcrom.com

The Parties may replace and/or specify additional Legal Contacts from time to time. Any change by a Party of the Legal Contacts will be communicated in writing to the Legal Contacts of the other Party.

9.	This Agreement shall be effective as of the date hereof. Except where expressly provided otherwise in the terms of this Agreement, the obligations under this Agreement will expire upon the earlier of (i) two years after the date of this Agreement and (ii) the completion of a Transaction with between Vector and Acquiror. Such expiry shall be without prejudice to any rights and liabilities which have accrued before termination.

10.	It is understood and agreed that if any provision contained in this Agreement or the application thereof to Acquiror, Vector, or any other person or circumstance shall be invalid, illegal or unenforceable in any respect under any Applicable Law and Legal Process as determined by a court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions contained in this Agreement, or the application of such provision to such persons or circumstances other than those as to which it has been held invalid, illegal or unenforceable, shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby nor shall such determination impair in any way the validity, legality, enforceability or application of such provision in any other jurisdiction. In the case of any such invalidity, illegality or unenforceability, a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid, legal and enforceable, the intent and purpose of such invalid or unenforceable provision and this Agreement.

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11.	Except as specifically provided herein, this Agreement shall not affect or supersede the confidentiality obligations of the Parties with respect to any other agreement(s) related to the Transaction (including the Non-Disclosure Agreement), all of which remain in full force and in effect.

12.	This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware.

13.	The Parties acknowledge and agree that money damages would not be a sufficient remedy for any breach of this Agreement and that in addition to all other remedies that Vector may be entitled to, Vector shall be entitled to specific performance and injunctive or other equitable relief without the necessity of posting any bond or other security as a remedy for any such breach. In the event that Vector institutes any legal suit, action, or proceeding against Acquiror arising out of or relating to this Agreement, the prevailing Party in the suit, action, or proceeding shall be entitled to receive in addition to all other damages to which it may be entitled, the costs incurred by such Party in conducting the suit, action, or proceeding, including reasonable attorneys’ fees and expenses and court costs.

14.	(a) Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement exclusively in the Chosen Courts, and solely in connection with claims arising under this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 9(f) of the Non-Disclosure Agreement.

(b)    EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT.

(c)    Each Party agrees that a final judgment in any lawsuit, action or other proceeding arising out of or relating to this Agreement brought in the Chosen Courts shall be conclusive and binding upon each of the Parties and may be enforced in any other courts the jurisdiction of which each of the Parties is or may be subject, by suit upon such judgment.

15.	Failure to enforce any provisions of this Agreement shall not constitute a waiver of any of the terms and conditions hereof. No waiver by Vector shall operate or be construed as a waiver in respect of any failure, breach, or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege.

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16.	This Agreement may only be amended by a separate writing signed by Vector and Acquiror expressly so amending this Agreement, except that new members may be added to the Clean Team as provided herein. Any provision of this Agreement may be waived by the Party entitled to the benefit thereof, if in writing and signed by the Party entitled to the benefit thereof. For purposes of this Agreement the terms “in writing” shall include electronic communication.

17.	At any time upon Vector’s written request, Acquiror shall, and shall cause each Clean Team Member to, promptly, and in any event no later than ten (10) business days after such notification or request, destroy or return all Clean Team Only Information (including all copies, extracts, or other reproductions) and, to the extent Clean Team Only Information is destroyed, certify in writing to Vector that such Clean Team Only Information (including any such information held electronically) has been destroyed.

18.	This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same Agreement. An executed copy of this Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first above written.

JT INTERNATIONAL HOLDING B.V.

/s/ Biljana Ivošević
By:	Biljana Ivošević
Title:	Finance Director

/s/ John Colton
By:	John Colton
Title:	Director

VECTOR GROUP LTD.

/s/ Marc N. Bell
By:	Marc N. Bell
Title:	Senior Vice President & General Counsel

[Signature Page to Clean Team Confidentiality Agreement]

Exhibit A

INITIAL CLEAN TEAM MEMBERS

Acquiror Employees
Name	Title
Antonina Marinova	JTI - Business Development VP
Thibaud Aguettaz	JTI - Business Development Director
Anano Salia	JTI - Business Development Director
Edoardo Marengo	JTI - Business Development Manager
Hirohito Asai	JTI - Business Development Manager
Christopher Hill	JTI - Legal Director
Siegert Slagman	JTI - Global Tax Vice President
Marc Crutzen	JTI - Global Tax Strategy Director
Andrea Talpo	JTI - Head of JT Group Treasury VP
Aline Schifferli	JTI - WEA Treasury, Sanctions & BD Director
Alison Thomas	JTI - Corporate Controller VP
Mehdi Keddari	JTI - Corporate Accounting & Reporting Director
Thomas Andre	JTI - Corporate Consolidation & Reporting Director
Hans Sleumer	JTI – Global VAT Director
Masahiro Sumida	JT - Global Tax Director
Paul Mewha	JTI – Manufacturing New Business Director
Philip Stalmann	JTI – Glob.Eng. Project & Capex Director
Jason Melling	JTI – P&C VP, Americas Region
James Boxford	JTI – Head of Corporate Strategy
Olivier Blanc	JTI – AGC VP
Alexander Rudnitskiy	JTI – Global Rewards VP
Marc-Olivier Pialoux	JTI – Senior Manager
Eric Jeanclaude	JTI – Manufacturing New Business Lead Director
John Colton	JTI – Internal Audit Vice President
Mark McGuinness	JTI – UK Marketing Director

Third-Party Advisors

•	J.P. Morgan Securities plc
•	Ernst & Young Ltd

Exhibit B

CLEAN TEAM ACKNOWLEDGMENT

1.	I have read and am familiar with the requirements of the Non-Disclosure Agreement, dated April 8, 2024, between Vector Group Ltd. and JT International Holding B.V. and the related Clean Team Confidentiality Agreement governing the establishment of a “Clean Team”, dated July 3, 2024 (the “Clean Team Agreement”), and agree to comply with the terms and conditions of those agreements. Capitalized terms used but not defined in this Clean Team Acknowledgment have the meanings given to them in the Clean Team Agreement.

2.	I understand that I have been designated by Acquiror as a Clean Team Member under the Clean Team Agreement. I further understand that as a Clean Team Member I may obtain access to highly confidential information relating to the business of Vector, and which could be viewed as competitively sensitive information.

3.	I understand and agree that Clean Team Only Information can be shared only with other Clean Team Members, and summaries of analyses derived from Clean Team Only Information can only be shared with Representatives of Acquiror or its affiliates who are not Clean Team Members in the form of a Report in accordance with the provisions of Section 4 of the Clean Team Agreement.

Executed as of __________________________.

Name:
Title: